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Exhibit 99.1

FOR IMMEDIATE RELEASE

FEDERAL STREET ACQUISITION CORP. AMENDS TERMS
OF MERGER AGREEMENT WITH AGILITI HEALTH
AND ENTERS INTO SUBSCRIPTION AGREEMENT
WITH AFFILIATE OF THOMAS H. LEE PARTNERS, L.P.

        BOSTON and MINNEAPOLIS—December 20, 2018—Federal Street Acquisition Corp. (NASDAQ: FSACU, FSAC, FSACW) ("FSAC"), a special-purpose acquisition company sponsored by an affiliate of Thomas H. Lee Partners, L.P. ("THL"), and Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc., "Agiliti Holdco"), the holding company of Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.) ("Agiliti Health"), a leading, nationwide provider of healthcare technology management and service solutions and a portfolio company of Irving Place Capital Management, L.P., announced today that they have entered into an amended and restated merger agreement, which amends the terms of the original merger agreement that was entered into by the parties on August 13, 2018.

        The purchase price for the acquisition represents an enterprise value for the combined company of approximately $1.74 billion, or 11.6x Agiliti Health's forecasted 2018 Adjusted EBITDA of approximately $150 million and 10.2x Agiliti Health's forecasted 2019 Adjusted EBITDA of approximately $170 million. Under the terms of the amended and restated merger agreement, the parties agreed to reduce the aggregate consideration to be paid to the selling equityholders of Agiliti Holdco from approximately $1.58 billion to approximately $1.44 billion. Such aggregate consideration will now be payable solely in cash, rather than a combination of cash and common stock, other than the rollover by Agiliti Holdco optionholders of a portion of their equity interests. The reduction in consideration to shareholders effectively represents stock consideration in Agiliti, Inc. that the selling equityholders were willing to forgo to ensure that the transaction could proceed. The amended and restated merger agreement provides, among other things, that Agiliti Holdco will not, prior to January 9, 2019, exercise its right to terminate the agreement as a result of the transaction not having been consummated prior to the outside date, and certain certain closing conditions have been removed or modified.

        In connection with entering into the amended and restated merger agreement, FSAC also entered into an amended and restated subscription agreement with an affiliate of THL, which will provide backstop financing for the revised transaction in the event of redemptions by FSAC's public stockholders. The subscription agreement provides for the purchase of common stock of FSAC at a per share price of $8.50 in an aggregate amount up to $750 million.

        FSAC will reconvene the special meeting to approve the transaction on January 3, 2019, at 10:00 a.m. Eastern time, at the offices of Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. As announced by FSAC on December 17, 2018, the deadline for FSAC's public stockholders to elect to redeem their shares of class A common stock was extended to 5:00 p.m., Eastern time, on December 31, 2018.

        Citigroup Global Markets Inc. and BofA Merrill Lynch are serving as financial advisors and Kirkland & Ellis LLP is serving as legal advisor to FSAC, and Weil Gotshal & Manges LLP is serving as legal advisor to Agiliti Health, Inc. and Irving Place Capital Management, L.P. in connection with the transaction.

        For a full description of the amended and restated merger agreement and the amended and restated subscription agreement with the affiliate of THL, please see FSAC's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Additional Information and Where to Find It

        FSAC filed a definitive proxy statement/prospectus with the Securities and Exchange Commission ("SEC") on October 10, 2018 for use at the special meeting of stockholders to approve the proposed business combination with Agiliti Holdco, Inc. ("Agiliti Holdco"). The definitive proxy statement/prospectus forms part of a Registration Statement on Form S-4 with respect to the securities being issued by Agiliti, Inc. in the transaction (the "Prospectus/Proxy Statement"). The Registration Statement on Form S-4 was declared effective by the SEC on October 10, 2018. The Prospectus/Proxy Statement has been mailed to FSAC stockholders as of the record date. INVESTORS AND SECURITY HOLDERS OF FSAC AND AGILITI HOLDCO ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT, AS SUPPLEMENTED, AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the Prospectus/Proxy Statement, the Supplement to Prospectus/ Proxy Statement and other documents containing important information about FSAC, Agiliti Holdco and Agiliti, Inc. through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by FSAC can be obtained free of charge on FSAC's website at http://www.thl.com/fsac or by directing a written request to Federal Street Acquisition Corp., 100 Federal Street, 35th Floor, Boston, MA 02110, (617) 227-1050.

Participants in the Solicitation

        FSAC, Agiliti Holdco, Agiliti, Inc. and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of FSAC's stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of FSAC's directors and officers in the Prospectus/Proxy Statement. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to FSAC's shareholders in connection with the proposed business combination is set forth in the Prospectus/Proxy Statement and the Supplement thereto. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Prospectus/Proxy Statement and the Supplement thereto.

No Offer or Solicitation

        This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Federal Street Acquisition Corp.

        Federal Street Acquisition Corp. is a special purpose acquisition company sponsored by an affiliate of Thomas H. Lee Partners, L.P., formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination with one or more businesses.

About Agiliti Health, Inc.

        Formerly known as Universal Hospital Services, Inc., Agiliti Health, Inc. is a leading nationwide provider of healthcare technology management and service solutions to the healthcare industry. Agiliti Health, Inc. owns or manages more than 800,000 units of medical equipment for approximately 7,000 national, regional and local acute care hospitals and alternate site providers across the U.S. For nearly eight decades, Agiliti Health, Inc. has delivered medical equipment management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes. More information is available at www.agilitihealth.com.

About Agiliti, Inc.

        Upon closing, FSAC and Agiliti Health, Inc. will combine under a new holding company to be named Agiliti, Inc., which has applied to list its common stock and warrants on the Nasdaq Stock Market under the ticker symbols "AGTI" and "AGTIW," respectively. Agiliti, Inc. will build on a legacy of nearly 80 years of market leading healthcare technology and service solutions to the U.S. healthcare industry, serving approximately 7,000 national, regional and local acute care hospitals and alternate site providers across the U.S.

About Thomas H. Lee Partners, L.P.

        THL is a premier private equity firm investing in middle market growth companies, headquartered in North America, exclusively in four industry sectors: Healthcare, Business & Financial Services, Consumer & Retail, and Media, Information Services & Technology. Using the firm's deep domain expertise and the internal operating capabilities of its Strategic Resource Group, THL seeks to create deal sourcing advantages, and to accelerate growth and improve operations in its portfolio companies in partnership with management teams. Since its founding in 1974, THL has raised over $25 billion of equity capital, acquired over 140 portfolio companies and completed over 360 add-on acquisitions which collectively represent a combined enterprise value at the time of acquisition of over $200 billion.

About Irving Place Capital Management, L.P.

        Since its founding in 1997, Irving Place Capital has invested in over 60 portfolio companies, primarily in the industrial, packaging, consumer and retail industries. The firm focuses on making control or entrepreneur-driven investments where it can apply its substantial operating and strategic resources and expertise to enhance value. Irving Place Capital has successfully executed a broad range of transactions, including buyouts, recapitalizations, build-ups, corporate divestitures, take-privates and distressed-to-control situations. More information about Irving Place Capital is available at www.irvingplacecapital.com.

Forward-looking Statements

        This press release includes forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FSAC's or Agiliti Health's management's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the inability to close the proposed business combination and the ability to meet NASDAQ's listing standards following the consummation of the transactions contemplated by the proposed business combination.

        None of FSAC, Agiliti Health or Agiliti undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Agiliti Health:

James Pekarek
Executive Vice President and Chief Financial Officer
(952) 607-3054
james.pekarek@agilitihealth.com
Kate Kaiser
Vice President, Corporate Communication and Investor Relations
619-507-9135
kmkaiser@agilitihealth.com

FSAC & THL:

Matt Benson/Robin Weinberg/Cameron Seligmann
Sard Verbinnen & Co.
(212) 687-8080

Irving Place Capital:

Brunswick Group
Alex Yankus / Christina Tilt
212-333-3810
IRVINGPLACECAPITAL@brunswickgroup.com

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  Exhibit 99.1
FEDERAL STREET ACQUISITION CORP. AMENDS TERMS OF MERGER AGREEMENT WITH AGILITI HEALTH AND ENTERS INTO SUBSCRIPTION AGREEMENT WITH AFFILIATE OF THOMAS H. LEE PARTNERS, L.P.